EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-97591) pertaining to the Amended and Restated Stock Option Plan for Non-Employee Directors of EXE Technologies, Inc.; and the Registration Statement on Form S-8 (Registration No. 333-97589) pertaining to the Amended and Restated 1997 Incentive and Non-Qualified Stock Option Plan of EXE Technologies, Inc.; of our report dated January 30, 2003, with respect to the consolidated financial statements of EXE Technologies, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Dallas, TX
March 28, 2003